Exhibit 10.2

AMENDMENT NO. 1 TO THE

1996 EQUITY PARTICIPATION PLAN OF VIASAT, INC.

(AS AMENDED AND RESTATED EFFECTIVE SEPTEMBER 3, 2020)

This Amendment No. 1 (this “Amendment”) to the 1996 Equity Participation Plan of Viasat, Inc., as amended and restated effective September 3, 2020 (the “Plan”) is adopted by the Compensation Committee (the “Committee”) of the Board of Directors of Viasat, Inc., a Delaware corporation (the “Company”), as of April 29, 2021 (the “Amendment Effective Date”).

WHEREAS, the Company maintains the Plan and pursuant to Section 10.2 of the Plan, the Committee has the authority to amend the Plan;

WHEREAS, in connection with the transactions contemplated by that certain Agreement and Plan of Merger dated as of December 20, 2020 by and among the Company, Royal Acquisition Sub, Inc., and RigNet, Inc. (the “Merger Agreement”), the Company assumed the RigNet, Inc. Omnibus Incentive Plan (as adopted May 8, 2019) (the “RigNet Plan”) and certain outstanding awards thereunder (as provided in the Merger Agreement), including the assumption of the shares of RigNet common stock available for issuance under the RigNet Plan, in accordance with, and subject to the terms and conditions of, an exception under Nasdaq Stock Market Rule 5635(c)(3) (the “RigNet Plan Assumption”);

WHEREAS, Nasdaq Stock Market Rule 5635(c)(3) provides that shares available under certain shareholder-approved plans acquired in acquisitions and mergers may, without further shareholder approval, be used for post-transaction grants of options and other equity awards by the listed company (after appropriate adjustment of the number of shares to reflect the transaction), either under the pre-existing plan or arrangement or another plan or arrangement, without further shareholder approval, provided: (i) the time during which those shares are available for grants is not extended beyond the period when they would have been available under the pre-existing plan, absent the transaction, and (ii) such options and other awards are not granted to individuals who were employed by the granting company or its subsidiaries at the time the merger or acquisition was consummated;

WHEREAS, the RigNet Plan was approved by RigNet’s shareholders and was not adopted in contemplation of the transactions contemplated by the Merger Agreement; and

WHEREAS, the Committee desires to amend the Plan as set forth herein to (i) reflect the RigNet Plan Assumption and (ii) provide that, among other things, certain substitute awards and shares available under certain pre-existing plans of a company that merges with the Company or a subsidiary of the Company will not be counted against the aggregate number of shares of Common Stock (as defined in the Plan) that may be issued pursuant to awards under the Plan.

NOW, THEREFORE, BE IT:

RESOLVED, that the Plan be and hereby is amended as follows, effective as of the Amendment Effective Date:

1.	Immediately after Section 2.2 of the Plan, the following new Section 2.3 shall be inserted:

“2.3 Substitute Awards. In connection with an entity’s merger or consolidation with the Company or any Subsidiary or the Company’s acquisition, or any Subsidiary’s acquisition, of an entity’s property or stock, the Committee may grant awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Committee deems appropriate, notwithstanding limitations on awards in the Plan. Substitute Awards will not count against the aggregate number of shares of Common Stock that may be issued pursuant to awards under the Plan (nor shall shares of Common Stock subject to a Substitute Award be added to the shares of Common Stock available for awards under the Plan as provided above), except that shares of Common Stock acquired by exercise of substitute Incentive Stock Options will count against the maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for awards under the Plan and shall not reduce the shares of Common Stock authorized for grant under the Plan (and shares of Common Stock subject to such awards shall not be added to the shares of Common Stock available for awards under the Plan as provided above); provided that awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, consultants or directors of the Company or any Subsidiary immediately prior to such acquisition or combination and to the extent that grants of awards using such available shares are permitted without stockholder approval under the rules of the principal securities exchange on which the Common Stock is then listed.

In furtherance of the foregoing, the shares assumed by the Company under the RigNet, Inc. Omnibus Incentive Plan (as adopted May 8, 2019) (the “RigNet Shares,” and such plan, the “RigNet Plan”), including all shares available for issuance under the RigNet Plan as of immediately following the closing of the Company’s acquisition of RigNet, Inc. (the “RigNet Closing”) as well as any shares subject to outstanding awards under the RigNet Plan as of the RigNet Closing that would otherwise become available for issuance under the RigNet Plan after the RigNet Closing in accordance with the terms of the RigNet Plan as a result of the expiration, cancellation or forfeiture of such awards (in each case after appropriate adjustment of the number of shares to reflect the transaction), may be used for awards under the Plan in accordance with this Section 2.3 and shall not reduce the shares of Common Stock authorized for grant under the Plan. Notwithstanding anything to the contrary contained herein, awards under the Plan with respect to the

RigNet Shares may not be granted (i) to individuals who were employed by or providing services to the Company or any of its Subsidiaries immediately prior to the closing of the Company’s acquisition of RigNet, Inc., (ii) following the tenth (10th) anniversary of the Effective Date (as defined in the RigNet Plan) of the RigNet Plan, or (iii) in any other manner that would violate the exception under Nasdaq Stock Market Rule 5635(c)(3) relied upon by the Company in connection with the assumption of the RigNet Shares and the reservation of such RigNet Shares for issuance under this Plan. Shares subject to awards granted with respect to the RigNet Shares (whether or not subject to Full Value Awards) shall be counted against the total number of RigNet Shares issuable pursuant to awards under the Plan pursuant to this Section 2.3 as one share for every share subject thereto, and no Incentive Stock Options may be granted from the RigNet Shares.”

2.

Immediately after the definition of “Subsidiary” in Section 1.33 of the Plan, the following definition shall be inserted as a new Section 1.34 (with corresponding numbering changes to the remainder of Section 1):

“Substitute Awards. “Substitute Awards” shall mean awards granted or shares of Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any of its Subsidiaries or with which the Company or any of its Subsidiaries combines.”

IN WITNESS WHEREOF, I hereby certify that the foregoing Amendment was duly adopted by the Compensation Committee of the Board of Directors of Viasat, Inc. effective as of the Amendment Effective Date.

VIASAT, INC.

By:	/s/ Brett Church
Name:	Brett Church
Title:	Associate General Counsel